UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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FLORIDA EAST COAST INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Malaga Street

St. Augustine, FL 32084

April 27, 2004

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Florida East Coast Industries, Inc. The meeting will be held at Flagler College, 74 King Street, St. Augustine, Florida, on Thursday, June 3, 2004, at 10:30 a.m.

This booklet includes a formal notice of the annual meeting and the proxy statement. The principal business at the annual meeting will be the election of directors.

Your vote is important. We encourage you to sign and return your proxy card or use telephone or Internet voting, if indicated on the proxy card, before the meeting so that your shares will be represented and voted even if you do not attend the meeting.

Thank you for your ongoing support of and continued interest in Florida East Coast Industries, Inc.

Robert W. Anestis

Chairman of the Board,

President and Chief

Executive Officer

FLORIDA EAST COAST INDUSTRIES, INC.

One Malaga Street

St. Augustine, FL 32084

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 3, 2004

The annual meeting of the shareholders of Florida East Coast Industries, Inc. will be held in the Flagler Room, Flagler College, 74 King Street, St. Augustine, Florida, on Thursday, June 3, 2004, at 10:30 a.m.

The annual meeting will consider the following business, which is described in the accompanying proxy statement:

1.	The election of twelve directors to hold office until the annual meeting of shareholders in 2005, or until their successors are elected and qualified.

2.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

The board of directors has established the close of business on April 16, 2004 as the record date for determining those shareholders who will be entitled to notice of and to vote at the meeting. Only shareholders of record at the close of business on the record date are entitled to receive notice of and to vote at the meeting. Shareholders are invited to attend the meeting in person.

The attached proxy statement contains important information regarding the matters to be acted upon at the annual meeting.

By Order of the Board of Directors.

Heidi J. Eddins

Secretary

Dated: April 27, 2004

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please sign and return the proxy card enclosed with this notice at your earliest convenience or use telephone or Internet voting, if indicated on your proxy card.

FLORIDA EAST COAST INDUSTRIES, INC.

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held June 3, 2004

This proxy statement is being mailed to shareholders on or about April 27, 2004 in connection with the solicitation by the board of directors of Florida East Coast Industries, Inc. of proxies to be voted at the annual meeting of shareholders to be held on June 3, 2004, or at any adjournment thereof.

Our principal business address is One Malaga Street, St. Augustine, Florida 32084, and the telephone number is (904) 829-3421.

SOLICITATION AND REVOCATION OF PROXIES

We are soliciting the enclosed proxy by order of our board of directors for use in connection with the annual meeting of our shareholders to be held on June 3, 2004. The expense of printing and mailing this proxy statement will be borne by us. In addition to solicitation of proxies by mail, our directors, officers and employees may solicit proxies on behalf of the board of directors personally, or by telephone or by facsimile, but it is estimated that the expense of any such solicitation will be nominal. We may reimburse brokers and other nominees for the expenses of forwarding proxy materials to the beneficial owners of stock held in their names. Beneficial owners of our stock may be given the opportunity to vote through the Internet or by telephone. The proxy card, which is included with this statement, states if Internet or telephone voting is available.

A proxy may be revoked by a shareholder at any time prior to it being voted by providing written notice to our secretary at the address noted above, or by attending and voting in person at the annual meeting by ballot. If a proxy is properly signed and is not revoked by the shareholder, the shares it represents will be voted at the meeting in accordance with the instructions of the shareholder. If no instructions are given, proxies will be voted in accordance with the recommendations of the board of directors.

MATTERS TO BE CONSIDERED

Shareholders will consider and act upon a proposal to elect twelve directors to serve until the annual meeting of shareholders in 2005 or until their respective successors are elected.

VOTING SECURITIES

Record Date; Shares Outstanding

The board of directors has established the close of business on April 16, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. On that date, there were 36,902,066 shares of common stock issued and outstanding. Only shareholders of record at the close of business on the record date are entitled to receive notice of and to vote at the meeting.

Quorum; Broker Votes

The holders of at least a majority of the outstanding shares of common stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum. For purposes of determining the presence of a quorum, any proxy marked “withhold authority” with respect to the election of a particular nominee for director will be counted as shares present and entitled to vote.

Under the rules of the New York Stock Exchange, brokers holding shares for customers have the authority to vote on certain matters when they have not received instructions from the beneficial owners and do not have such authority as to certain other matters (so-called broker non-votes).

Brokers have the discretion to vote shares on certain routine matters if the broker has not received instructions from the beneficial owner. The election of directors is one matter that brokers may vote on.

Voting for Directors

Directors are elected by a plurality. The number of shares of common stock you owned as of the close of business on the record date is shown on the enclosed proxy card. Each share of common stock you own is entitled to one vote in an election of directors. Each shareholder is entitled to cumulate his, her or its shares for purposes of electing directors. Each shareholder is entitled to multiply the number of votes that the shareholder is entitled to cast by the number of directors for whom that shareholder is entitled to vote. The resulting share votes may be cast for a single candidate or distributed among as many candidates as the shareholder sees fit. Cumulative voting applies only to the election of directors. Broker non-votes have no effect on the election of directors.

If you sign your proxy card or voting instruction card with no further instructions, Robert F. MacSwain and Daniel H. Popky, as proxyholders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you instruct that your votes be withheld.

Voting on Other Matters

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion in the best interests of the company, in either case in accordance with applicable rules. At the date this proxy statement went to press, the board of directors had no knowledge of any business other than that described in this proxy statement.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table provides information about any person known by management to have been the beneficial owner of more than 5% of our common stock as of December 31, 2003:

Names and Addresses of Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding

Alfred I. duPont Testamentary Trust (a) 4600 Touchton Road, East Building 200, Suite 500 Jacksonville, FL 32246	11,469,273	31.2%

The Nemours Foundation (b) 4600 Touchton Road, East Building 200, Suite 500 Jacksonville, FL 32246	2,316,657	6.3%

Franklin Mutual Advisors, LLC (c) 51 John F. Kennedy Parkway Short Hills, NJ 07078	6,612,710	18.0%

Citigroup, Inc. (d) 399 Park Ave. New York, NY 10043	2,010,184	5.5%

(a)	The Trustees of the Trust are H. M. Durden, J. S. Lord (a nominee to be a director of FECI), H. H. Peyton (a director of FECI), J. F. Porter III, W. T. Thompson III and W. L. Thornton (a director of FECI).
(b)	The Directors of The Nemours Foundation are H. M. Durden, J. S. Lord (a nominee to be a director of FECI), H. H. Peyton (a director of FECI), J. F. Porter III, W. T. Thompson III and W. L. Thornton (a director of FECI).
(c)	Based on a Schedule 13-G filing dated February 9, 2004.
(d)	Based on a Schedule 13-G filing dated February 17, 2004. Reporting persons include Smith Barney Fund Management, LLC (SB Fund) reporting beneficial ownership of 1,439,461, with shared voting power shares, Citigroup Global Market Holdings (f.k.a. Salomon Smith Barney Holdings, Inc.) (CGM Holdings) reporting beneficial ownership of 2,001,383 shares, with shared voting power, and Citigroup, Inc. CGM Holdings is the sole member of SB Fund. Citigroup, Inc. is the sole stockholder of CGM Holdings.

Security Ownership of Directors, Nominees for Director and Executive Officers

The following table provides information, as of March 31, 2004, regarding the beneficial ownership of our common stock by the directors, the nominees for director, the executive officers named in the summary compensation table and all directors, nominees and executive officers as a group. The number of shares shown in the table includes the number of shares that the person specified may acquire by exercising options that may be exercised within 60 days of March 31, 2004.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Common Stock Owned

Robert W. Anestis (a)	799,784	2.1%

Richard S. Ellwood (b)	22,717	*

Robert D. Fagan	—	—

J. Nelson Fairbanks (c)	20,352	*

David M. Foster (d)	23,588	*

Allen C. Harper (e)	20,540	*

Adolfo Henriques (f)	20,452	*

Gilbert H. Lamphere (g)	15,813	*

John S. Lord (h)	—	—

James E. Jordan	—	—

Joseph Nemec (i)	15,823	*

Herbert H. Peyton (j)	23,555	*

James J. Pieczynski	—	—

W. L. Thornton (k)	27,663	*

Heidi J. Eddins (l)	119,399	*

Robert F. MacSwain (m)	221,017	*

John D. McPherson (n)	236,454	*

Richard G. Smith (o)	15,183	*

All executive officers and directors as a group (18 persons)	1,582,340	3.9%

*	Less than 1 percent.
(a)	Includes beneficial ownership of 667,890 shares of common stock that may be acquired by exercise of options and 2,359 units of FECI Stock Fund in Mr. Anestis’ 401(k) Plan.
(b)	Includes beneficial ownership of 18,905 shares of common stock that may be acquired by exercise of options.
(c)	Includes beneficial ownership of 18,447 shares of common stock that may be acquired by exercise of options.
(d)	Includes beneficial ownership of 17,600 shares of common stock that may be acquired by exercise of options.
(e)	Includes beneficial ownership of 18,735 shares of common stock that may be acquired by exercise of options.
(f)	Includes beneficial ownership of 18,647 shares of common stock that may be acquired by exercise of options.
(g)	Includes beneficial ownership of 14,238 shares of common stock that may be acquired by exercise of options.
(h)	In his capacity as Trustee of the Alfred I. duPont Testamentary Trust and Director of The Nemours Foundation, Mr. Lord may also be deemed to be the beneficial owner of the shares of FECI held by the Trust and The Nemours Foundation totaling 13,785,930 shares of common stock.
(i)	Includes beneficial ownership of 14,257 shares of common stock that may be acquired by exercise of options.
(j)	Includes beneficial ownership of 17,600 shares of common stock that may be acquired by exercise of options. In his capacity as Trustee of the Alfred I. duPont Testamentary Trust and Director of The Nemours Foundation, Mr. Peyton may also be deemed to be the beneficial owner of the shares of FECI held by the Trust and The Nemours Foundation totaling 13,785,930 shares of common stock.
(k)	Includes beneficial ownership of 20,241 shares of common stock that may be acquired by exercise of options and 2,580 shares held in Mr. Thornton’s 401(k) Plan. In his capacity as Trustee of the Alfred I. duPont Testamentary Trust and Director of The Nemours Foundation, Mr. Thornton may also be deemed to be the beneficial owner of the shares of FECI held by the Trust and The Nemours Foundation totaling 13,785,930 shares of common stock.
(l)	Includes beneficial ownership of 99,547 shares of common stock that may be acquired by exercise of options, 322 units of FECI Stock Fund in Mrs. Eddins’ 401(k) Plan and 132 shares acquired through the FECI Employee Stock Purchase Plan.
(m)	Includes beneficial ownership of 182,168 shares of common stock that may be acquired by exercise of options and 842 units of FECI Stock Fund in Mr. MacSwain’s 401(k) Plan.
(n)	Includes beneficial ownership of 178,961 shares of common stock that may be acquired by exercise of options and 21,665 units of FECI Stock Fund in Mr. McPherson’s 401(k) Plan.
(o)	Includes beneficial ownership of 12,542 shares of common stock that may be acquired by exercise of options. Mr. Smith left the Company on January 15, 2004. Daniel H. Popky joined the Company as Executive Vice President and Chief Financial Officer on February 18, 2004. Mr. Popky owns 17,500 shares of restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and any persons owning more than 10% of a class of our stock to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. During 2003, except as set forth below, our executive officers and directors filed with the Commission, on a timely basis, all required reports relating to transactions involving our equity securities beneficially owned by them. We have relied on the written representation of our executive officers and directors and copies of the reports they have filed with the Securities Exchange Commission in providing this information.

In 2003, a Form 4 for Robert Strosberg, Vice President, Financial Planning & Analysis, was filed five days late due to an administrative error at the company. The Form 4 reflected the surrender of shares for tax withholding obligations on the vesting of restricted stock. Additionally, a Form 4 was filed in error for John McPherson, incorrectly reporting stock surrenders for tax withholding purposes. The error was corrected in a subsequent filing.

Board of Directors and Board Committees

The board of directors holds quarterly meetings, including one meeting following the annual meeting of shareholders, and other meetings when called in accordance with our By-Laws. During 2003, the board of directors held four meetings. Beginning in 2004, the board will hold five regular meetings.

Attendance

During 2003, all of the directors attended at least 75% of the total number of board and applicable committee meetings. As a general matter, board members are expected to attend the company’s annual meeting. All members attended the 2003 annual meeting, except for Joseph Nemec due to illness.

Committees

To assist it in carrying out its duties, the board of directors has authority to appoint committees. Under that authority, the board of directors had three standing committees during 2003, an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which is comprised of non-employee directors.

Audit Committee

The audit committee (a) assists the board in its oversight of the integrity of the financial statements of the company, the qualifications, independence and performance of the company’s independent auditors, the independence and performance of the company’s internal audit function, and compliance by the company with legal and regulatory requirements, (b) has sole authority to appoint, retain, compensate, evaluate and replace the independent auditors, and (c) prepares the audit committee report included in this proxy statement. The audit committee reviews and approves in advance all audit, audit-related and non-audit services performed by the independent auditors (to the extent those services are permitted by the Securities Exchange Act of 1934, as amended). The audit committee may, from time to time, delegate its authority to pre-approve non-audit services on a preliminary basis to one or more audit committee members, provided that such approval be presented to the full audit committee at the next audit committee meeting.

The audit committee meets with management and our internal auditors periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting. It discusses these matters with our independent auditors, internal auditors, and with appropriate financial management personnel. Both the independent auditors and the internal auditors regularly meet privately with the committee, and have unrestricted access to the committee. In addition, among its other responsibilities, the audit committee reviews our critical accounting policies, our annual and quarterly reports on Forms 10-K and 10-Q and our earnings releases before they are published. Management has primary responsibility for our financial statements and the overall reporting process, including our system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly, in all material respects, our financial position, results of operations and cash flows in conformity with generally accepted accounting principles, and discuss with the audit committee any issues they believe should be raised with them.

The audit committee is currently comprised of Adolfo Henriques (Chair), Richard S. Ellwood, David M. Foster and Gilbert Lamphere. The board of directors has determined that the directors who serve on the audit committee are all “independent” for purposes of the New York Stock Exchange listing standards and have the ability to read and understand financial statements. The board has determined that Mr. Henriques, Mr. Lamphere and Mr. Ellwood are “audit committee financial experts” as defined under SEC regulations. The board of directors has adopted a written charter setting out the functions the audit committee is to perform. A copy of the current charter is attached to this proxy statement as Annex A and is also available on our web site (www.feci.com). The audit committee held nine meetings during the fiscal year ended December 31, 2003.

Compensation Committee

The compensation committee periodically reviews our compensation philosophy, policies, practices and procedures, and makes recommendations to our board of directors concerning changes, as appropriate. The board of directors has delegated to the compensation committee the responsibility of assuring that the chief executive officer and other executive officers are compensated in a manner consistent with our compensation policies. The compensation committee reviews and determines annually the individual elements of total compensation for our executive officers. The compensation of the chief executive officer is subject to the approval of the non-management members of the board. The committee also reviews the compensation of the directors and reports to the board on that matter. The compensation committee considers the advice of independent outside consultants and compensation survey data in determining the amounts and types of compensation we pay our officers and directors. In addition to establishing the base salary of the executive officers, the compensation committee administers our cash incentive plan and stock incentive plan. The compensation committee oversees management’s succession plan and our employee benefit plans, savings and retirement plans and reports its findings to the board of directors. The current committee charter, which is available on our web site (www.feci.com), requires that the committee be comprised of non-employee directors meeting the independence requirements of the NYSE. The compensation committee is currently comprised of Allen C. Harper (Chair), J. Nelson Fairbanks, Gilbert Lamphere, Joseph Nemec and Herbert H. Peyton, each of whom meets these independence requirements. The compensation committee held ten meetings in 2003.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for (a) identifying individuals qualified to become board members and recommending director nominees, (b) recommending directors for appointment to the board’s committees, (c) evaluating and reporting to the board regarding director independence, (d) overseeing the orientation and continuing education program for directors and self evaluations of the board’s performance, (e) recommending corporate governance guidelines and (f) overseeing compliance with the guidelines and the Company’s code of conduct.

The governance guidelines are posted on our web site (www.feci.com). The current charter of the nominating and corporate governance committee is also available on our web site. The committee, as its charter requires, is comprised solely of non-employee directors meeting the independence requirements of the NYSE. The committee is comprised of Joseph Nemec (Chair), David M. Foster, Adolfo Henriques and W. L. Thornton, all of whom meet these requirements. The nominating and corporate governance committee held five meetings in 2003.

Compensation of Directors

Non-management directors receive a cash retainer of $30,000 per year, a fee of $2,000 for each board meeting attended and a $2,000 fee for each committee meeting attended. In addition, each chairperson of a board committee receives a $5,000 cash retainer each year. Directors are reimbursed for transportation and other reasonable expenses incident to attending board and committee meetings. Each director receives shares of restricted stock having a fair market value at the time of such grant of $50,000 upon election or re-election to the board. On the six-month anniversary of the grant, restrictions lapse on 50% of the shares and restrictions lapse on the remaining 50% one year from the date of grant. In 2003, upon re-election, each director received 1,805 shares with a fair market value of $50,000, or $27.70 per share on the date of the grant.

Code of Ethics

The company has adopted a Code of Conduct that applies to all employees and directors of the company. The Code of Conduct includes a code of ethics that applies to the Chief Executive Officer, Chief Financial Officer, the Controller and any other employee with any responsibility for the preparation and filing of documents with the SEC. The entire Code of Conduct is posted on the company’s web site (www.feci.com). The company may post on our web site amendments to or waivers of the provisions of the Code of Conduct, if any, made with respect to any of our directors and executive officers. Please note that the information contained on the web site is not incorporated by reference in, or considered to be a part of, this document.

Executive Sessions of Non-Management Directors

Non-management directors meet regularly in executive session without management. Non-management directors are all those directors who are not company officers and could include directors, if any, who are not “independent” because he/she has a material relationship with the company. No current non-management director has such a relationship. The only management director on our board is Robert W. Anestis, Chairman, President and Chief Executive Officer. An executive session is scheduled at each regularly scheduled board meeting. Executive sessions are chaired by the committee chairpersons on a rotating basis, unless circumstances suggest the non-management directors select a different director to preside due to the topic being discussed.

Communications with Directors

Any shareholder who desires to communicate with the board of directors may do so by writing to: Non-Management Directors, Florida East Coast Industries, Inc., One Malaga Street, St. Augustine, FL 32084. Such communications are forwarded by the secretary to the directors, as appropriate, depending on the facts and circumstances of the communication received. Communications labeled confidential will be forwarded to the chair of the audit committee. Pursuant to the board’s delegation, the chair of the audit committee will distribute such communications to other members as the facts and circumstances require. Any communication regarding accounting, internal accounting controls and auditing matters will be forwarded by the secretary to the chair of the audit committee.

Corporate Governance and Independence of Directors

The board of directors has adopted corporate governance guidelines to address significant principles of governance of the company. The guidelines cover topics including board composition and director qualification, education and evaluation, director’s responsibilities, board size, committees and committee compensation, and management succession.

The guidelines provide that a majority of the board shall meet the independence requirements of the NYSE. No director qualifies as independent unless the board determines that the director has no direct or indirect material relationship with the company. The board has determined that, excluding Mr. Anestis, all of its members meet the independence standards. In making that determination, the board applied the following standards:

A director who is an employee, or whose immediate family member is an executive officer of the Company may not be deemed independent until three years after the end of such employment relationship.

A director who receives, or whose immediate family member receives more than $100,000 per year in direct compensation from the Company, other than director and committee fees, is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not independent until three years after the end of the affiliation or the employment or auditing relationship.

A director who is employed, or whose immediate family member is employed as an executive officer of another company where any of the listed company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

A director who, or whose immediate family member, serves as an executive officer of a charitable organization that received contributions from the Company within the preceding three fiscal years with contributions exceeding, during any single fiscal year, the greater of $100,000, or 2% of such organization’s consolidated gross revenues will not be considered independent.

In addition to the foregoing, each year the board reviews all direct and indirect relationships that a director or any member of his or her immediate family has with the Company, including its subsidiaries, including those reported under “Certain Relationships and Related Transactions” to determine whether any such relationship is inconsistent with a determination that the director is independent. All facts and circumstances of such relationships are reviewed by the full board.

Selection of Director Candidates

The nominating and corporate governance committee is responsible for developing a slate of director nominees for full board approval. The committee’s goal is to assemble a board that brings to the Company a variety of perspectives and skills in light of the business and strategy of the Company. To develop a slate of candidates for the board’s consideration, the committee considers the appropriate size of the board and the needs of the Company. The committee oversees an evaluation of the current members of the board in light of the skills and experience that are relevant to the Company’s business. If any member of the board does not wish to continue in service or if the committee or the board desires not to re-nominate a member for re-election, the committee identifies the desired skills and experience appropriate for the board. The committee also strives to balance the considerable benefit of continuity of knowledge, skills and experience with the periodic injection of new perspectives.

Among other things, when assessing a candidate’s qualifications, the committee considers many factors about the prospective nominee, including the ability to represent the interests of all shareholders; the candidate’s standards of integrity, commitment and independence of thought and judgment; the ability to dedicate sufficient time, energy and attention to the diligent performance of his/her duties, including the candidate’s service on other public company boards as set forth in our guidelines; the extent to which the candidate contributes to diversity of talent, skill, and experience of the board as a whole. The committee considers all of these qualities when determining whether to recommend a candidate. The committee may utilize a search firm to help identify candidates who meet the qualifications. The committee may also receive suggestions from other board members and management. Additionally, the committee considers qualified candidates for directors suggested by our shareholders, including nominations made pursuant to our articles of incorporation. Shareholders may suggest qualified candidates for director by writing to the chair of the committee or our corporate secretary at FECI, One Malaga Street, St. Augustine, FL 32084.

In preparation for the 2004 annual meeting, the committee chair met with representatives of the Alfred I. duPont Testamentary Trust (Trust) and Franklin Mutual Advisors (FMA), each of which owns more than 10% of our outstanding common stock. Both the Trust and FMA suggested candidates for the committee’s consideration. FMA nominated two individuals; however, prior to the committee’s final recommendations to the board, one of the candidates withdrew his name from consideration and FMA suggested another candidate. After interviewing the candidates recommended by the Trust (John S. Lord) and FMA (James E. Jordan and James J. Pieczynski), the committee decided to recommend to the board that these individuals be included on the slate. Additionally, the committee decided that the board would benefit from having a member who is the current CEO of a publicly traded company, preferably one based in Florida. The committee hired a search firm which specializes in board searches to assist in the identification and review of candidates who meet this description. Robert D. Fagan was initially identified by the search firm, along with others, and was ultimately selected by the committee. The committee also recommended, and the board unanimously agreed, that the size of the board at this time, should be 12 members.

ELECTION OF DIRECTORS

At the annual meeting, twelve directors are to be elected to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified.

Nominees

The twelve individuals named below are the nominees for election as directors. The proxies named in the accompanying proxy, who have been designated by the board of directors, intend to vote for the election to the board of directors of the persons named below. With the exception of John S. Lord, James E. Jordan, Robert D. Fagan, and James J. Piecznynski, all of the nominees are currently members of our board of directors. Certain information concerning each of the nominees is set forth below. A shareholder’s proxy will be voted for the election of these nominees unless otherwise indicated by the shareholder.

The board of directors knows of no reason why any nominee for director would be unable to serve as a director. If any nominee should, for any reason, be unable to serve, the shares represented by all valid proxies would be voted for the election of such other persons as the board of directors may designate.

Name	Director Since	Age	Principal Occupation or Employment for the Past Five Years; Other Directorships[1]

ROBERT W. ANESTIS	1999	58	Chairman, President and Chief Executive Officer, FECI, since January 1999; formerly President, Anestis & Company, an investment banking and financial advisory firm. Also Director, Champion Enterprises, Inc.; Director, Genesee & Wyoming, Inc.

ROBERT D. FAGAN		59	Chairman, President and Chief Executive Officer, TECO Energy, Inc. since 1999; formerly President of PP&L Global, Inc., a diversified energy company.

DAVID M. FOSTER	2000	69	Independent real estate business consultant, Jacksonville, Florida; Director, SunTrust Bank/North Florida and Director, Gate Petroleum Company. Part-time employee of Jacksonville Greyhound Racing, Inc. Previously attorney with Rogers Towers, P.A., a law firm in Jacksonville, Florida.

ALLEN C. HARPER	1994	58	Chairman, Esslinger-Wooten-Maxwell, Inc., a real estate brokerage firm based in Coral Gables, Florida; Chairman and Chief Executive Officer, American Heritage Railway, which owns and operates scenic railroads in Colorado and North Carolina; Vice Chairman and Director, South Fla. Regional Transportation Authority; Director, Miami-Dade County Expressway Authority.

ADOLFO HENRIQUES	1998	50	Group CEO of Union Planters Bank – Southern Group, since July 2001. Previously served as President and Chief Executive Officer, Union Planters Bank-Florida, from February 1998 to July 2001.

JAMES E. JORDAN		60	Managing Director, Arnhold and S. Bleichroeder Advisers, LLC, a privately owned global investment management company since July 2002. Prior to that time, Mr. Jordan was a private investor and a consultant to The Jordan Company, a private investment banking firm, and from October 1986 to June 1997, he was President of The William Penn Company, investment adviser and distributor of the William Penn family of mutual funds. Director, Leucadia National Corporation, JZ Equity Partners, Plc., and the First Eagle family of funds.

GILBERT H. LAMPHERE	2000	51	Managing Director, Lamphere Capital Management, a private equity firm, 1999 to present; formerly Managing Director, Fremont Group, Inc. (S.F.), an investment company, from 1994 to 1999; Director, Canadian National Railway Company.

JOHN S. LORD		57	Private investor and business consultant; formerly President of Bank of America – Central Florida, from 1997 to 2001; held various other positions with Bank of America or its predecessors for more than 32 years. Trustee, Alfred I. duPont Testamentary Trust; Director, The Nemours Foundation; Director, The St. Joe Company, and ABC Fine Wine & Spirits (a privately held Florida based company). The Trust and Foundation are shareholders of FECI.

JOSEPH NEMEC	2000	64	Senior Vice President, Booz, Allen and Hamilton, head of US Commercial Management consulting practice; Director, Black & Veatch, a privately held engineering and construction company.

HERBERT H. PEYTON	2000	72	President and Chief Executive Officer of Gate Petroleum Company, owner of 150 service stations/convenience stores, concrete plants, commercial real estate, maritime operations and private clubs/hotels. Trustee, Alfred I. duPont Testamentary Trust; and Director, The Nemours Foundation. The Trust and Foundation are shareholders of FECI.

JAMES J. PIECZYNSKI		41	Director of long-term care investments, CapitalSource Finance, LLC, a subsidiary of CapitalSource, Inc. a publicly-held commercial finance company since 2001; from 1997 – 2001, President, CFO and Board Member, LTC Properties, Inc., a real estate investment trust with a long term care real estate portfolio.

W. L. THORNTON	1984	75	Director, The St. Joe Company; Trustee, Alfred I. duPont Testamentary Trust; Director, The Nemours Foundation. The Trust and Foundation are shareholders of FECI. Prior to May 21, 1997, Chairman of the Board and Chief Executive Officer of FECI.

THE BOARD RECOMMENDS A VOTE FOR ELECTION OF EACH

OF THE NOMINEES NAMED ABOVE.

[1]	If no dates are indicated, each nominee has had the same principal occupation for at least the past five years.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation for our Chief Executive Officer and each of the four other most highly compensated executive officers during the three-year period ended December 31, 2003.

Summary Compensation Table

	Annual Compensation								Long-Term Compensation Awards

	Year	Salary ($)		Bonus (a) ($)		Other Annual Compensation ($)			Restricted Stock Awards (b) (1), (2) ($)		Securities Underlying Options (c) (#)/SARs	All Other Compensation (d) ($)

Robert W. Anestis, 58 Chairman, President & Chief Executive Officer	2003 2002 2001	$ $ $	550,250 521,250 521,250	$ $ $	450,000 370,035 243,716		* * *		$ $ $	899,438 974,610 0	0 53,478 152,836	$ $ $	6,978 5,810 7,874
Robert F. MacSwain, 61 Vice Chairman	2003 2002 2001	$ $ $	350,000 325,000 325,000	$ $ $	215,000 192,265 167,256		* * *		$ $ $	345,938 424,830 89,687	0 4,789 113,956	$ $ $	8,220 5,810 7,050
John D. McPherson, 57 Executive Vice President; President, Florida East Coast Railway, L.L.C.	2003 2002 2001	$ $ $	337,750 312,750 312,750	$ $ $	195,000 182,626 106,585		* * *		$ $ $	207,563 224,910 0	0 428 76,260	$ $ $	6,978 8,834 6,999
Richard G. Smith, 55 (e) Executive Vice President and Chief Financial Officer	2003 2002 2001	$ $ $	300,000 275,000 275,000	$ $ $	165,000 162,685 141,524	$	* * 44,376	(f)	$ $ $	207,563 174,930 0	0 1,915 59,874	$ $ $	6,978 5,810 6,840
Heidi J. Eddins, 47 Executive Vice President, Secretary & General Counsel	2003 2002 2001	$ $ $	275,000 250,000 250,000	$ $ $	185,000 172,896 128,659		* * *		$ $ $	207,563 174,930 0	0 1,915 47,269	$ $ $	5,466 5,810 6,735

*	Less than $50,000 and less than 10% of the sum of salary and bonus.
(a)	Cash bonus earned for performance in 2003 was paid to the listed executive officers on March 12, 2004.
(b)	The amounts in the column represent the grant date value of restricted common stock awarded to the listed executive officers.
(c)	The amounts reported in “Securities Underlying Options #/SARS” have been adjusted to reflect the impact of the recapitalization of the company on September 22, 2003.
(d)	The amounts reported in “All Other Compensation” in the table above include the following payments with respect to 2003:

	Company Contribution to 401(k)	Value of Executive Life Insurance Paid by Company

Anestis	$3,900	$3,078
MacSwain	$3,900	$4,320
McPherson	$3,900	$3,078
Smith	$3,900	$3,078
Eddins	$3,900	$1,566

(e)	Mr. Smith resigned his position on January 15, 2004. Daniel H. Popky joined the Company as Executive Vice President and Chief Financial Officer on February 18, 2004.
(f)	Includes temporary living and relocation expenses of $26,160 and taxes paid of $18,216 for Mr. Smith.

(1)	Aggregate Restricted Stock Holdings at End of Fiscal Year 2003.

The table below reflects the aggregate totals of restricted stock held by the listed executive officers at December 31, 2003. The value of such holdings is calculated using the value of such shares at December 31, 2003 ($33.10).

Name	Number of Shares Restricted	Value as of 12/31/03
Anestis	48,750	$1,613,625
MacSwain	22,084	$730,980
McPherson	13,250	$438,575
Smith	13,250	$438,575
Eddins	11,250	$372,375

(2)	Restricted Stock Awards and Vesting Schedules.

The listed executive officers were each granted the following shares of restricted stock when they joined the company: Robert Anestis, 40,000; Robert MacSwain, 7,500; John McPherson, 10,000; Richard Smith, 7,500; and Heidi Eddins, 5,000. Restrictions on these shares lapse ratably over five years.

Mr. MacSwain was awarded 2,500 shares of restricted common stock on January 1, 2001 when he was named Vice Chairman. Restrictions on these shares lapse ratably over three years.

In August 2002, the listed executive officers were each granted shares of restricted common stock as follows: Robert Anestis, 39,000; Robert MacSwain, 17,000; John McPherson, 9,000; Richard Smith, 7,000; and Heidi Eddins, 7,000. The restrictions lapse ratably over four years, but lapse sooner based on performance compared to pre-established financial targets. Restrictions lapsed on 50% of the shares in August 2003 (25% lapsed ratably and 25% lapsed in light of the Company’s performance to targets.) The restrictions will lapse on the remaining 50% in August 2004 based on the performance in 2003 to financial targets.

In August 2003, the listed executive officers were each granted the following shares of restricted common stock: Robert Anestis, 29,250; Robert MacSwain, 11,250; John McPherson 6,750; Richard Smith, 6,750; and Heidi Eddins, 6,750. The restrictions lapse ratably over four years.

Dividends are paid on restricted shares in the same way that dividends are paid on common stock.

Option/SAR Grants in Last Fiscal Year

No options were granted to the named executed officers in 2003.

Stock Option Exercises and Values

The following table reflects the number of stock options held at the end of the year and the realizable gain of the stock options that are “in-the-money” at December 31, 2003.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End ($) (Note 1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Robert W. Anestis	0	$0	806,852	67,352	$4,125,323	$835,495
Robert F. MacSwain	5,268	$53,681	121,228	92,298	$775,692	$743,220
John D. McPherson	0	$0	111,382	93,983	$763,532	$777,738
Richard G. Smith	46,957	$282,363	39,672	52,048	$23,192	$279,373
Heidi J. Eddins	8,703	$76,354	67,396	52,047	$406,948	$479,790

Note 1:	Value of unexercised options/SARs at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money options/SAR grants and $33.10, the closing price of common stock on December 31, 2003.

Equity Compensation Plan Information

The following table sets forth information about the company’s equity compensation plans as of December 31, 2003:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding option, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excludes securities reflected in column (a))

	(a)		(b)	(c)
Equity compensation plans approved by security holders	2,348,499	(1)	$28.85	2,341,632	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A
Total	2,348,499	(1)	$28.85	2,341,632	(2)

(1)	Includes options to purchase shares outstanding under the Florida East Coast Industries, Inc. 1998 Stock Incentive Plan, as amended; and the Florida East Coast Industries, Inc. 2002 Stock Incentive Plan as of December 31, 2003.
(2)	Includes 1,603,909 shares available for future issuance under the Florida East Coast Industries, Inc. 2002 Stock Incentive Plan, and 737,723 shares reserved for issuance under the Florida East Coast Industries, Inc. Employee Stock Purchase Plan. Under the 2002 Stock Incentive Plan, a total of 400,000 shares of restricted stock can be granted, and as of December 31, 2003, 264,070 shares of restricted stock were available for grant.

EXECUTIVE EMPLOYMENT AGREEMENTS

We have employment agreements with certain of the executive officers listed in the “Compensation of Executive Officers” section of this proxy statement. Brief summaries of the employment arrangements are set forth below.

On October 30, 1998, we entered into an employment agreement with Robert W. Anestis, pursuant to which Mr. Anestis became employed as our Chairman, President and Chief Executive Officer for a five-

year term commencing January 1, 1999. Mr. Anestis’ employment agreement was amended in February 2004 to provide for automatic two (2) year extensions unless the Company gives 180 days’ prior notice of non-renewal or Mr. Anestis exercises his right not to renew. Mr. Anestis’ employment agreement, as amended, entitles him to a base salary (effective January 2004) of $600,000, a target bonus of 65% (60% prior to 2004) of base salary (with a maximum bonus opportunity of 130% of base salary) based upon the attainment of performance goals, and participation in our various employee benefit plans and programs. When he joined the Company, Mr. Anestis received 40,000 shares of restricted stock and options to acquire 500,000 shares of common stock at an exercise price of $29.9380. These equity grants are now fully vested. Mr. Anestis is also entitled to participate in our stock incentive plan. In the event that we terminate Mr. Anestis’ employment other than for cause, death or disability, or Mr. Anestis terminates his employment for good reason (as defined in the agreement), the employment agreement obligates us, among other things, to continue payments to Mr. Anestis of his base salary and highest annual bonus for two years (“termination payment”) and continue his health plan benefits for two years. Mr. Anestis’ amended employment agreement provides that if Mr. Anestis’ employment is terminated (other than for cause, death or disability), all unvested stock options held by Mr. Anestis shall immediately vest and shall remain exercisable for a period of five years following such termination (but not beyond the stated term of the option.) Additionally, any restriction period on restricted stock will lapse automatically on such termination. The employment agreement also contains change in control provisions which, if triggered, require us to make a supplemental payment to Mr. Anestis equal to the excess of $5 million over the sum of (i) the current fair market value as of the date of the change in control of all restricted stock on which restrictions have lapsed, (ii) the sum of the difference between the fair market value of vested stock options over their exercise price, and (iii) the termination payment. This provision will be superseded by the change in control agreements described in the “Executive Change in Control Agreements” section of this proxy statement if certain change in control events occur during the term of those agreements. Mr. Anestis’ agreement also obligates us to provide Mr. Anestis a “gross-up” bonus to cover any excise taxes payable by him on an after-tax basis.

On February 2, 1999, we entered into employment agreements with Robert F. MacSwain, Heidi J. Eddins and John D. McPherson. Mr. MacSwain was hired as our Executive Vice President - Special Projects and is now the Vice Chairman. Mrs. Eddins joined FECI in 1999 as Senior Vice President, Secretary and General Counsel. She is now Executive Vice President, General Counsel and Secretary of FECI. Mr. McPherson joined FECI in 1999 as our Executive Vice President – Rail Operations and Chief Operating Officer of the Railway and is now President of FECI’s Railway. The employment agreements provided for the grant to Mr. MacSwain, Mrs. Eddins and Mr. McPherson of (i) non-statutory stock options to purchase 75,000, 50,000 and 100,000 shares of common stock, and (ii) 7,500, 5,000 and 10,000 shares of restricted stock, respectively. Mr. McPherson also received 4,300 shares of restricted stock as a signing bonus. All of these equity grants are now fully vested.

On February 10, 2004, the Company announced the hiring of Daniel H. Popky as Executive Vice President and Chief Financial Officer. Mr. Popky joined the Company after service as Senior Vice President and Chief Financial Officer at Allied Holdings, Inc., the country’s largest truck transporter of automobiles. Mr. Popky had been employed by Allied since 1994 in positions increasing in responsibility. Prior to his employment with Allied, Mr. Popky, a CPA, was employed by Arthur Andersen & Co. as an auditor and in that capacity was responsible for the audits of several large public companies. He earned his bachelor’s degree from Lehigh University. The company has entered into an employment agreement with Mr. Popky which provides for an annual base salary of $300,000, a target bonus of 50% of base salary (with a maximum bonus opportunity of 100% of base salary). Mr. Popky was granted 17,500 shares of restricted stock, vesting ratably over four years, such vesting to accelerate in whole or in part upon the occurrence of certain events.

Each of these executives is entitled to participate in our annual cash incentive plan, with a target bonus of 50% of base salary (with a maximum bonus opportunity of 100% of base salary), based upon the attainment of performance goals, and to participate in our stock incentive plan. In the event that we terminate the executive’s employment other than for cause, death or disability, or the executive terminates his or her employment for good reason (as defined in the employment agreements), the employment agreement obligates us to, among other things, (i) continue payments to the executive of an amount equal to the sum of two times such executive base salary and target bonus, and (ii) continue the executive’s health plan participation for an 18-month period. The employment agreements also obligate us to provide each of the executives an additional payment in an amount necessary to discharge, without cost to the executive, any excise taxes payable by such executive. The employment agreements entitle the executives to participate in our various savings, retirement, welfare, fringe, relocation and car allowance plans, programs and arrangements.

EXECUTIVE CHANGE IN CONTROL AGREEMENTS

In 2001, our board of directors determined that it was in the best interest of our company and its shareholders to amend the provisions relating to a change in control contained in the employment agreements and any other written agreements with the executive officers listed in the “Compensation of Executive Officers” section of this proxy statement and certain other key employees. To effect such amendments, each of these executive officers executed a change in control agreement. A brief summary of the change of control agreement is set forth below.

Under the change in control agreement, certain payments are to be made by us to the executive officer if a change of control occurs during the term of the agreement and the executive officer’s employment is terminated (i) without cause by us or by the executive for good reason at any time on the date of the change of control, or within two years thereafter, or (ii) without cause by us or by the executive for certain good reasons during the time period beginning three months prior to the change in control and ending immediately prior to the change in control, where such termination was requested by the party taking control or was otherwise in anticipation of the change in control.

A change of control occurs, as defined under the change of control agreement, if: a person or a group of affiliated persons becomes the beneficial owner of more than 50% of the total voting power of our outstanding voting securities; a change in the composition of the board of directors occurs as a result of which fewer than a majority of the directors are incumbent directors (as defined in the change of control agreement); FECI is liquidated or we sell or dispose of substantially all of our assets other than by a spin-off or similar disposition to our shareholders; or FECI is a party to a merger or consolidation in which the shareholders prior to such transaction hold less than 50% of the total voting power of the surviving entity immediately after such transaction. “Good reason” is generally defined under the change of control agreement to include: any diminution in the executive’s title, material diminution in the executive’s duties, responsibilities or authority, or the assignment to the executive of duties and responsibilities materially inconsistent with the position held prior to the change in control; a relocation of the executive’s principal business location of over 35 miles or a material increase in the amount of required travel; a reduction in the executive’s annual base salary; a failure by us to continue any annual bonus plan or arrangements in which the executive is entitled to participate and no plan with substantially similar benefits is substituted therefor after a change of control; or a failure to permit the executive to participate in cash-or-equity based incentive plans and programs providing the executive with an annualized award value at least equal to the annualized award value provided to the executive immediately prior to the change in control.

In the event of a change of control and employment termination as described above, the executive officer is generally entitled to receive (i) any unpaid base salary, unpaid accrued vacation, unpaid bonus for the fiscal year preceding the date of termination, unreimbursed expenses, and all other payments or benefits to which the executive may be entitled under the terms of any non-severance compensation arrangement or benefit program, (ii) a lump sum cash payment equal to three times the sum of the executive’s base salary and target bonus in effect immediately preceding the change in control, (iii) payment of a pro rata portion of the bonus for the fiscal year to which the bonus relates, (iv) forgiveness of repayment obligations for any sign-on bonuses or relocation payments, (v) acceleration of equity grants, and (vi) continuation for three years of participation in all health plans in effect on the date of termination, if the executive continues to pay the applicable premium and does not obtain other employment that offers substantially similar or improved benefits.

In the event that the executive officer becomes entitled to payments and/or benefits under the change in control agreement or any other plan, arrangement or agreement with us as a result of a change in control and such payments/benefits will be subject to the tax imposed by Section 4999 of the Internal Revenue Code, the executive officer will be entitled to an additional payment from us in an amount necessary to discharge without cost to the executive officer any such tax imposed.

Under the change in control agreement, the restrictive covenants (including confidentiality and non-competition) in any other agreement the executive officer has with us continue to apply after a change of control or termination of employment after a change of control. Furthermore, for a two-year period after the date of termination, the executive officer is prohibited from soliciting any of our employees and interfering in any way with our business relationships. Subject to certain limitations, the executive officer must release all claims it has or may have against us to receive payment under the change in control agreement.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During the last completed fiscal year, the compensation committee was comprised of Allen C. Harper (Chair), J. Nelson Fairbanks, Gilbert Lamphere, Joseph Nemec and Herbert H. Peyton. None of the members of the compensation committee were officers or employees of the company or any of our subsidiaries in the last fiscal year or in any prior periods. All of the members of the compensation committee exercised options to acquire stock pursuant to grants made by the committee in 2000 and executed promissory notes therefor. Details of those notes are provided in the “Transactions with Management and Others” section of this proxy statement, below. All loans were satisfied in full in 2003.

COMPENSATION COMMITTEE REPORT (1)

The compensation committee is responsible for determining annually the total compensation of our executive officers, including administering our stock incentive plan and our cash incentive plan (including determining grants and awards thereunder). The committee considers the advice of independent outside consultants in its determinations. The committee annually reviews compensation survey data from several sources to ensure that total compensation is competitive. None of the members of the committee is a current or former employee of the company.

Compensation Philosophy

The goal of the executive compensation program is to attract, motivate and retain highly talented individuals while ensuring that these executives are compensated in a way that advances both the short- and long-term interests of shareholders. The compensation of executive officers consists of three primary components: base salary, annual cash incentive and equity grants.

The committee believes that a significant portion of compensation should be at risk. Awards under our performance-based annual cash incentive are dependent on the executive achieving goals designed to create value for shareholders. The committee rewards executives when they have achieved these goals. The committee also makes equity grants (stock options and restricted stock) that are intended to align executives’ economic interest with that of the shareholders.

Base Salary

The committee sets base salaries at levels that are intended to be at approximately the market median level, taking into consideration job responsibilities and individual job performance. The committee, with the assistance of an independent consultant, carefully evaluates organizations with similar attributes and complexity to identify appropriate market competitive data. When making base salary adjustments, the committee also examines individual performance.

Annual Cash Incentive

Annual cash incentives for our executives are determined based on the performance of each of our businesses compared to a number of financial metrics and development milestones approved by the committee, and the individual contributions and performance of the executives to pre-established goals approved by the committee. Awards for our executives in 2003 were based on the weighted results compared to the pre-approved targets of our transportation and real estate businesses and the individual’s performance. The financial measures include revenue, operating profit before depreciation and amortization, return on net assets, and other specific measures for each of the businesses. The committee establishes levels of financial performance at each of the business units, including threshold and target levels. Seventy-five percent of the cash incentive opportunity for corporate executives is determined based on the performance of the business units against those targets established for the fiscal year in question and 25% is based on pre-determined individual goals and individual contributions.

Executives at the business units are evaluated based on the financial results specific to the business they manage. In addition to the financial measures, at least 20% of the total cash incentive payment to such executives is based on accomplishment of pre-determined individual objectives and individual contributions.

Equity Incentives

We also have an equity incentive program. Under our stock incentive plan, the committee makes awards of stock options and grants of restricted stock.

After reviewing compensation trends, the committee determined to make grants of restricted stock to a broad group of management employees. The restricted stock awards have performance features. In 2003, the committee made a threshold grant to each participant and that grant vests ratably over four years. Each participant has an opportunity to earn additional restricted stock of up to 100% of the threshold grant based on performance to financial targets as established by the committee.

Fringe Benefits

In evaluating and determining the total compensation of executive officers, the compensation committee also considers the value of our fringe benefit plans. It also reviews survey data to determine market competitive practices. We provide health coverage, life and disability insurance, and a 401(k) plan with a Company contribution that matches a portion of the employee’s contribution. (The maximum Company contribution in 2003 was $3,900). We do not maintain a pension plan for our executives.

Compensation of the Chief Executive Officer

Mr. Anestis’ compensation for 2003 was established applying the principles outlined above.

Base Salary

Based on his performance and market data, Mr. Anestis’ salary was increased in 2003 by 5.5%. In late 2003 the full board of directors conducted a formal evaluation of Mr. Anestis’ performance. That evaluation was overseen by the committee. The board evaluated Mr. Anestis’ performance with respect to strategic planning, financial results, capital allocation, management and leadership of the Company, and investor communications. Based on his performance and market data, the board approved the committee’s recommended salary increase of 9% for 2004.

Annual Incentive

Following the determination of year-end results, the committee reviewed Mr. Anestis’ performance in relation to the performance measures established in the annual cash incentive plan, as well as Mr. Anestis’ performance of specific goals established by the committee. Based on his performance in relation to the goals previously established, the committee recommended and the board approved a bonus of $450,000.

Stock Incentives

In 2003, the committee granted Mr. Anestis 29,250 shares of restricted stock, vesting ratably over four years. On February 25, 2004, Mr. Anestis also was awarded an additional 14,235 shares of restricted stock, vesting ratably over four years, based on the company’s performance to financial targets. In 2003, 50% of the 39,000 shares of restricted stock granted to Mr. Anestis in 2002 vested; based on the company’s performance to pre-established targets, the remaining 50% will vest in 2004.

Corporate Tax Deduction on Compensation in Excess of $1 Million a Year

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to our chief executive officer or any of the four other most highly compensated executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The committee endeavors to structure performance-based compensation, including stock grants to executive officers who may be subject to Section 162(m), in a manner that satisfies those requirements.

The committee reserves the authority to award non-deductible compensation in the event it determines that the complexity of managing the diverse businesses comprising the company and other circumstances warrant such compensation. Further, because of ambiguities and uncertainties as to the application in interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation we intend to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Compensation Committee:

Allen C. Harper, Chairman

J. Nelson Fairbanks

Gilbert H. Lamphere

Joseph Nemec

Herbert H. Peyton

(1)	The material in this report is not “Soliciting Material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

STOCK PERFORMANCE GRAPH

Comparison of Five-Year Cumulative Total Return

The graph below shows the five-year cumulative total shareholder return, assuming the investment of $100 on December 31, 1998 (and the reinvestment of dividends thereafter) in our common stock, the Russell 2000 Index, the Russell 3000 Index, the NAREIT (National Association Real Estate Investment Trust) Equity Index, and the Fidelity Railroad Index.

Comparison of Cumulative Total Return Among FECI, the Russell 2000, the Russell 3000,

the NAREIT Equity Index, and the Fidelity Railroad Index

	Cumulative Total Return

	12/98	12/99	12/00	12/01	12/02	12/03

Russell 2000 Index	$100.00	$121.26	$117.59	$120.52	$95.83	$141.11

Russell 3000 Index	$100.00	$120.90	$111.88	$99.06	$77.72	$101.86

NAREIT Equity Index	$100.00	$95.38	$120.53	$137.32	$142.57	$195.51

Fidelity Railroad Index	$100.00	$90.08	$104.63	$117.31	$111.47	$139.27

Florida East Coast Industries	$100.00	$118.98	$102.49	$66.38	$66.79	$100.78

(1)	The Fidelity Railroad Index (Bloomberg) replaces the Value Line Railroad Index due to the unavailability of full total return data for the years presented above from the Value Line Index.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

Indebtedness of Management and Directors

Stock Purchase Loans

The following directors and officers acquired stock pursuant to grants made by the compensation committee in 2000 and executed full recourse promissory notes therefor. The notes bore interest compounded annually at a rate of 6.1% for notes executed in 2000 and 5.9% for notes executed in January 2001. All of the outstanding loans were satisfied in full in 2003. There is no outstanding indebtedness of management or directors to the Company

Original Amount
Robert W. Anestis, Chairman, President and Chief Executive Officer	$469,125
Heidi J. Eddins, Executive Vice President, Secretary & General Counsel	112,500
Richard S. Ellwood, Director	45,000
J. Nelson Fairbanks, Director	90,000
Allen C. Harper, Director	90,000
Adolfo Henriques, Director	90,000
Gilbert H. Lamphere, Director	90,000
Robert F. MacSwain, Vice Chairman	146,250
Joseph Nemec, Director	90,000
Herbert H. Peyton, Director	90,000
Richard G. Smith, Executive Vice President and Chief Financial Officer	123,300

The St. Joe Company

Flagler Development Company, a wholly owned subsidiary, owns, develops, leases and manages commercial and industrial properties throughout Florida. Effective as of January 1, 1998, The St. Joe Company and Flagler entered into a management agreement, pursuant to which Flagler appointed St. Joe as its agent to provide property management, leasing services, and property development and construction coordination services for Flagler’s real estate business. Prior to October 9, 2000, St. Joe owned 54% of our stock, which it distributed to its shareholders on that date. St. Joe continued to provide property management, leasing and development services for certain Flagler properties under contracts that expired in October 2003. Under the revised agreement, St. Joe paid Flagler $6 million in three annual installments commencing on October 9, 2000. Flagler paid St. Joe and certain of its affiliates the following amounts in 2003: property management services of $1.7 million, development fees of $0.1 million, construction coordination fees of $0.2 million and leasing commissions of $2.0 million.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The firm of KPMG LLP served as our independent accountants for the fiscal years ending December 31, 2003, 2002 and 2001. Representatives of KPMG are expected to be present at the annual meeting of shareholders and will have the opportunity to make a statement if they desire to do so. The KPMG representatives are expected to be available to respond to appropriate questions. The audit committee of the board of directors has appointed KPMG to serve as independent accountants to audit the company’s 2004 financial statements.

Payments to KPMG

Audit fees

We paid $300,902 and $351,494 in fees to KPMG for professional services rendered for the audit of our annual financial statements for 2003 and 2002 and/or the reviews of the financial statements included in our Forms 10-Q for 2003 and 2002.

Audit-related fees

We paid $34,000 and $24,000 in all other fees to KPMG for professional services related to the audits of employee benefit plans for years 2003 and 2002.

Tax fees

None in years 2003 and 2002.

All other fees

None in years 2003 and 2002.

The audit committee reviewed and approved in advance the audit and audit-related services described above. The committee’s pre-approval policies and procedures are set forth in the audit committee charter attached to this proxy statement.

AUDIT COMMITTEE REPORT (1)

The audit committee assists the board in fulfilling its responsibilities for general oversight of the integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the internal auditors and independent auditors, and risk assessment and risk management. The audit committee oversees the company’s relationship with its independent auditors (who report directly to the audit committee). The audit committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties and receive appropriate funding, as it deems necessary, to obtain such advice and assistance.

In carrying out its responsibilities, the audit committee, among other things: monitors preparation of quarterly and annual financial reports by the company’s management; supervises the relationship between the company and its independent auditors, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving all non-audit services, if any; and confirming the independence of the independent auditors; and oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the company’s internal auditing program.

The company’s management has responsibility for preparing the company’s financial statements and for the financial reporting process. The company’s independent auditors, KPMG LLP, are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the U.S. The members of the audit committee are not professionally engaged in the practice of auditing or accounting. Members of the committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants.

In this context, the audit committee reports as follows:

The audit committee reviewed our audited consolidated financial statements as of and for the year ended December 31, 2003, and met with management and our independent public accountants to discuss those financial statements.

We have discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, (Communication with Audit Committees), to the extent applicable.

We have received and reviewed the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and have discussed with the independent public accountants their independence.

Based on the reviews and discussions referred to above, we recommended to the board of directors that the audited financial statements referred to above be included in our annual report on Form 10-K.

Audit Committee:

Adolfo Henriques, Chairman

Richard S. Ellwood

David M. Foster

Gilbert H. Lamphere

[1]	The material in this report is not “Soliciting Material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

SHAREHOLDER PROPOSALS

Shareholders may present proposals for consideration at the 2005 annual meeting of shareholders by following the procedures outlined in Rule 14a-8 of the Securities Exchange Act and our articles of incorporation. Proposals of shareholders, which are the proper subject for inclusion in the proxy statement and for consideration at the 2005 annual meeting, must be submitted in writing and must be received by the company’s secretary no later than December 28, 2004.

Shareholders whose proposals are not included in the 2005 proxy statement and who would otherwise request proposals to be submitted to shareholders must follow the procedures set forth in our articles of incorporation. With respect to nominations of persons for election to the board of directors or any other matter proposed to be submitted to shareholders, notice must be given in writing to the secretary not less than 60 days nor more than 180 days before the first anniversary of the date of our notice of annual meeting for the prior year’s meeting. For next year’s annual meeting, notice must be given no earlier than October 29, 2004, nor later than February 25, 2005. If a special meeting is held to elect directors, nominations must be received by the secretary no later than 10 days after the earlier of the date notice of the meeting is given to shareholders or is announced publicly. A notice of a proposed item of business must include a description of, and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder submitting the proposal and certain other information about that shareholder. A notice of a proposed nomination for the board of directors for action at either a special meeting or the annual meeting must include certain information as set forth in our articles of incorporation. A copy of the provisions of the articles of incorporation discussed here may be obtained by writing to us at our principal executive offices at One Malaga Street, St. Augustine, FL 32084, Attention: Secretary.

FINANCIAL INFORMATION

A copy of our 2003 annual report accompanies this proxy statement. The financial statements which are included in our 2003 annual report are incorporated herein by reference. Additional copies of our 2003 annual report and copies of our annual report to shareholders on Form 10-K for the year ended December 31, 2003 are available on our web site (www.feci.com) and from us without charge. You may request copies by writing or calling us at:

One Malaga Street

St. Augustine, Florida 32084

Attention: Shareholder Services

(904) 826-2398

By order of the board of directors.

Heidi J. Eddins

Secretary

ANNEX A

FLORIDA EAST COAST INDUSTRIES, INC.

Audit Committee Charter

Adopted November 20, 2003

Purpose

The Audit Committee is created by the Board of Directors of the Corporation to

•	assist the Board in its oversight of

the integrity of the financial statements of the Corporation;

the qualifications, independence and performance of the Corporation’s independent auditors;

the performance of the Corporation’s internal audit function; and

compliance by the Corporation with legal and regulatory requirements;

•	appoint, retain, compensate, evaluate and terminate the Corporation’s independent auditors

•	prepare the audit committee report that Securities and Exchange Commission rules require to be included in the Corporation’s annual proxy statement

Membership

The Audit Committee shall consist of at least three members, comprised solely of independent directors meeting the independence and experience requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. The Nominating and Corporate Governance Committee shall recommend nominees for appointment to the Audit Committee annually and as vacancies or newly created positions occur. Audit Committee members shall be appointed by the Board and may be removed by the Board at any time. The Nominating and Corporate Governance Committee shall recommend to the Board, and the Board shall designate, the Chairman of the Audit Committee.

Authority and Responsibilities

In addition to any other responsibilities which may be assigned from time to time by the Board, the Audit Committee is responsible for the following matters.

Independent Auditors

•

The Audit Committee has the sole authority to retain, oversee and terminate the independent auditors of the Corporation, including sole authority to approve all audit engagement fees and terms and all permissible non-audit services to be provided by the independent auditors. The Audit Committee shall pre-approve each such non-audit service to be provided by the Corporation’s independent auditors. The Audit Committee may consult with management in the decision making process, but may not delegate this authority to management. The Audit

Committee may, from time to time, delegate its authority to pre-approve non-audit services on a preliminary basis to one or more Audit Committee members, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting.

•	The Audit Committee shall review and approve the scope and staffing of the independent auditors’ annual audit plan.

•	The Audit Committee shall evaluate the independent auditors’ qualifications, performance and independence, and shall present its conclusions and recommendations with respect to the independent auditors to the full Board on at least an annual basis. As part of such evaluation, at least annually, the Audit Committee shall:

•	obtain and review a report or reports from the Corporation’s independent auditors:

•	describing the independent auditors’ internal quality-control procedures;

•	describing any material issues raised by (i) the most recent internal quality-control review or peer review of the auditing firm, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditing firm; and any steps taken to deal with any such issues;

•	describing all relationships between the independent auditors and the Corporation; consistent with Independence Standards Board Standard 1

and

•	assuring that Section 10A of the Securities Exchange Act of 1934 has not been implicated;

•	review and evaluate the senior members of the independent auditor team(s), particularly the lead audit and reviewing partners;

•	consider whether the lead audit or reviewing partner should be rotated more frequently than is required by law, so as to assure continuing auditor independence;

•	consider whether the independent auditors should be rotated, so as to assure continuing auditor independence; and

•	obtain the opinion of management and internal auditors of the independent auditors’ performance.

•	The Audit Committee shall establish policies for the Corporation’s hiring of current or former employees of the independent auditors in compliance with applicable law.

Internal Auditors

•	At least annually, the Audit Committee shall evaluate the performance, responsibilities, budget and staffing of the Corporation’s internal audit function and review the internal audit plan. Such evaluation shall include a review of the responsibilities, budget and staffing of the Corporation’s internal audit function with the independent auditors.

Financial Statements; Disclosure and Other Risk Management and Compliance Matters

•	The Audit Committee shall review with management and the independent auditors, in separate meetings if the Audit Committee deems it appropriate:

•	the annual audited financial statements, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to the filing of the Corporation’s Form 10-K;

•	the quarterly financial statements, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to the filing of the Corporation’s Form 10-Q;

•	any analyses or other written communications from management or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•	the critical accounting policies of the Corporation;

•	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles;

•	any major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies; and

•	the effect of regulatory (including accounting) actions applicable to the Corporation (including any SEC investigations or proceedings) on the financial statements of the Corporation.

•	The Audit Committee shall review, in conjunction with management, the Corporation’s policies with respect to the Corporation’s earnings press releases and including financial information, such as earnings guidance, if any, including the types of information to be disclosed and the types of presentation to be made and paying particular attention to the use of non-GAAP financial measures, if any.

•	The Audit Committee or its Chairman may review any of the Corporation’s earnings press releases as the Audit Committee or the Chairman deems appropriate.

•	The Audit Committee shall review management’s annual assessment of the Corporation’s internal controls and disclosure controls and procedures, including whether there are any significant deficiencies in the design or operation of such controls and procedures, material weaknesses in such controls and procedures, any corrective actions taken with regard to such deficiencies and weaknesses and any fraud involving management or other employees with a significant role in such controls and procedures.

•	The Audit Committee shall discuss with the independent auditors any audit problems or difficulties and management’s response thereto, including those matters required to be discussed with the Audit Committee by the auditors pursuant to Statement on Auditing Standards No. 61:

•	any restrictions on the scope of the independent auditors’ activities or access to requested information;

•	any accounting adjustments that were noted or proposed by the auditors but were “passed” (as immaterial or otherwise);

•	any communications between the audit team and the audit firm’s national office regarding auditing or accounting issues presented by the engagement;

•	any management or internal control letter issued, or proposed to be issued, by the auditors; and

•	any significant disagreements between the Corporation’s management and the independent auditors.

•	The Audit Committee shall review the Corporation’s policies and practices with respect to risk assessment and risk management, including discussing with management the Corporation’s major financial risk exposures and the steps that have been taken to monitor and control such exposures.

•	The Audit Committee shall establish procedures for:

•	the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and

•	the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

•	The Audit Committee shall review any significant complaints regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures.

•	The Audit Committee shall prepare the audit committee report that Securities and Exchange Commission rules require to be included in the Corporation’s annual proxy statement.

Reporting to the Board

•	The Audit Committee shall report to the Board periodically. This report shall include a review of any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Corporation’s independent auditors, the performance of the internal audit function and any other matters that the Audit Committee deems appropriate or is requested to be included by the Board.

•	At least annually, the Audit Committee shall evaluate its own performance and report to the Nominating and Corporate Governance Committee on such evaluation.

•	The Audit Committee shall periodically review and assess the adequacy of this charter and recommend any proposed changes to the Nominating and Corporate Governance Committee.

Procedures

The Audit Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter, but not less frequently than quarterly. The Chairman of the Audit Committee, in consultation with the other committee members, shall determine the frequency and length of the committee meetings and shall approve meeting agendas consistent with this charter.

The Audit Committee shall meet separately, periodically, with management, with internal auditors or other personnel responsible for the internal audit function and with the independent auditors.

The Audit Committee is authorized (without seeking Board approval) to retain special legal, accounting or other advisors and may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditors to meet with any members of, or advisors to, the Audit Committee.

Limitations Inherent in the Audit Committee’s Role

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with GAAP. This is the responsibility of management and the independent auditors. Furthermore, while the Audit Committee is responsible for reviewing the Corporation’s policies and practices with respect to risk assessment and management, it is the responsibility of the CEO and senior management to determine the appropriate level of the Corporation’s exposure to risk.

P R O X Y

?FOLD AND DETACH HERE AND READ REVERSE SIDE ?

FLORIDA EAST COAST INDUSTRIES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE

JUNE 3, 2004 ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints Robert F. MacSwain and Daniel H. Popky and each of them Proxies with full power of substitution to vote all shares of stock of Florida East Coast Industries, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Florida East Coast Industries, Inc., to be held in the Flagler Room, Flagler College, 74 King St., St. Augustine, Florida, on Thursday, June 3, 2004 at 10:30 A.M. Eastern Daylight Saving Time, and at any adjournment or adjournments thereof, with discretionary authority, as provided in the Proxy Statement.

The shares covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted in accordance with the Board of Directors’ recommendation. In the event of cumulative voting, unless otherwise indicated below, a vote for nominees of the Board of Directors will give the persons named in the proxy discretionary authority to cumulate all votes as to which the shareholder is entitled and allocate such votes in favor of one or more nominees of the Board voted for by the shareholder, as the proxyholders may determine.

PLEASE MARK, SIGN, DATE AND MAIL THIS CARD PROMPTLY IN THE POSTAGE PAID RETURN ENVELOPE PROVIDED.

?FOLD AND DETACH HERE AND READ REVERSE SIDE ?

Please mark

X vote as in

this example WITHHOLD

AUTHORITY to vote

FOR all

for all nominees listed

1. THE ELECTION OF TWELVE (12) DIRECTORS: ROBERT W. ANESTIS, nominees listed EXCEPTIONS

ROBERT D. FAGAN, DAVID M. FOSTER, ALLEN C. HARPER, ADOLPHO HENRIQUES,

JAMES E. JORDAN, GILBERT H. LAMPHERE, JOHN S. LORD, JOSEPH NEMEC,

HERBERT H. PEYTON, JAMES J. PIECZYNSKI AND W. L. THORNTON

To withhold authority to vote for any individual nominee, mark the

“Exceptions” box and write that nominee’s name in the space provided below.

2. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

To cumulate votes as to a particular nominee (or nominees) as explained in the Proxy Statement, indicate the name(s) and the number of votes to be given to such nominee(s) Cumulate

Dated 2004

SIGNATURE

SIGNATURE IF HELD JOINTLY

Please sign exactly as your name appears. If stock is held in the name of joint holders, each should sign. If you are signing as a trustee, executor, etc. please so indicate.